UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2009

AMYLIN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19700	33-0266089
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9360 Towne Centre Drive

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (858) 552-2200

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 6, 2009, Amylin Pharmaceuticals, Inc. and certain of its subsidiaries entered into an amendment, or the Amendment, to its Credit Agreement, dated December 21, 2007, among Bank of America, N.A., as administrative agent, collateral agent and letter of credit issuer, Silicon Valley Bank and RBS Asset Finance, Inc., as syndication agents, and Comerica Bank and BMO Capital Markets Financing, Inc., as documentation agents.  As negotiated by Amylin, the Amendment provides that lenders under the Credit Agreement agreed to consent to a Specified Change of Control, defined in the Amendment as the election of six or more shareholder nominees to Amylin’s Board of Directors at Amylin’s 2009 Annual Meeting of Stockholders, and that such Specified Change of Control will not result in an event of default under the Credit Agreement, in each case upon the satisfaction or waiver of certain conditions as set forth in the Amendment.  The Amendment also provides for a waiver of any potential default arising from existing litigation contesting the validity or enforceability of any provision of the Credit Agreement.

Under the terms of the Amendment, Amylin will not pay any upfront fee for the consent or waiver granted by the lenders who are a party to the Amendment.  In the event that a Specified Change of Control occurs, if Amylin has not paid off the loan commitments under the Credit Agreement within ten days of such event, Amylin will pay 0.50% of the then outstanding loan commitments under the Credit Agreement in consideration of the consent and will pay 0.25% to Bank of America Leasing and Capital, LLC for managing the request to obtain the necessary lender consent to the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYLIN PHARMACEUTICALS, INC.

Dated: May 7, 2009	By:	/s/ LLOYD A. ROWLAND
Lloyd A. Rowland
Vice President, Governance and Compliance, and Corporate Secretary